Exhibit 10.03
CONFIDENTIAL
August 22, 2008
Mr. Michael D. Newman
1308 Regency Court
Southlake, Texas 76092
Dear Mike:
It is with great pleasure that I confirm our offer of employment with Office Depot. We are looking forward to having you as part of our team.
This letter confirms the details of the offer, which are set forth below. Please note that this offer is contingent upon the satisfactory outcome of both a drug screen and background investigation, including accurate representation of academic degrees and prior work experience. This conditional offer is also contingent upon the signing of a non-compete agreement, which is enclosed and verification of all data contained in your submitted resume. This offer will be considered rescinded if not accepted within ten (10) days hereof.
Position: Executive Vice President & Chief Financial Officer, reporting directly to the Chief Executive Officer.
Salary: Base salary of $24,038.46 bi-weekly, which annualized equals $625,000.
Starting Bonus: You will also receive a Starting Bonus of $100,000.00 payable after the completion of your first ninety (90) days of continuous service. This amount will be subject to normal taxation. If within the first twelve (12) months of your Start Date, you are terminated for any reason other than due to no fault of your own or you voluntarily resign your employment, you will be required to reimburse Office Depot 100% of your Starting Bonus within thirty (30) days of your termination date.
Location: Corporate Headquarters, Delray Beach, Florida.
Start Date: TBD
Next Performance Review: Performance reviews for the previous calendar year are conducted annually in or around March. To be eligible for an annual performance review and a merit-performance-based salary increase, you must begin employment on or before September 30, 2008.
2200 Old Germantown Road | Delray Beach, FL 33445 | T + 561.438.4800

Bonus Eligibility: Provided you begin employment on or before September 30, 2008, you will be eligible to participate in the 2008 Corporate Bonus Plan (the “Plan”) for 2008. Any bonus payable under the Plan or outside of the Plan for 2008 will be paid in 2009, on a pro-rated basis. The Plan currently provides a bonus target payout of 70% of your base salary. Notwithstanding any projected bonus payout under the Plan for 2008, provided that you begin employment on or before September 30, 2008, you will receive a total bonus payment equivalent to 70% of your base salary, on a pro-rated basis.
Car Allowance: You are eligible to participate in Office Depot’s Executive Car Allowance Program and will receive a bi-weekly car allowance of $600.00.
Vacation: You are eligible for 4 weeks of vacation per year. Vacation is accrued as you work. You will accrue approximately one week of vacation during 2008, assuming you start prior to the beginning of October. You will have accrued approximately four weeks of vacation following the completion of one year of service and it may be taken as accrued.
Relocation: You are eligible to participate in the Corporate relocation program. Please refer to the enclosed brochure for information on the benefits available.
Benefits: You will be eligible to participate in the Executive Benefits Program. This information is enclosed.
Equity Compensation: You will receive a new hire sign-on stock award equal to a total market value of $1,500,000 on the date of the award, subject to approval by the Compensation Committee of the Board of Directors. 50% of the total award value, or $750,000 will be in the form of stock options. The remaining 50% may, at your election, be taken in the form of stock options and/or restricted stock, as described on the enclosed 2008 Equity Election Form for New-Hire Officers under the 2007 Office Depot, Inc. Long-Term Incentive Plan, provided you make a timely election. If you do not make a timely election, the remaining 50% of the award will be made in the form of restricted stock. If you want to make an election, please complete the enclosed election form and return it so that it is received prior to your Start Date. We expect the award will be approved on or about your first business date of employment. The value of all stock options will be determined using the Black-Scholes methodology on the day of grant. The value of all restricted stock will be the fair market value of the closing price of Office Depot’s stock on the day of grant. The vesting and other terms of the award will be consistent with awards granted to our other officers at your level, with one-third of the total award vesting on each of the first three anniversary dates of the grant date.
Long-Term Incentive Plan: You will be eligible to participate in the Long-Term Incentive Plan (“LTI”) at a level commensurate with your position at the time of the grant. While you are not eligible for the 2008 LTI grant, the amount of said grant for this position level in 2008 was $800,000. The terms of future LTI will be determined by the Compensation Committee of the Board of Directors.

Non-Compete Agreement: For and in consideration of the above compensation terms, the sufficiency of which you acknowledge by your acceptance of employment, enclosed is an important document, which requires your execution — the Associate Non-Competition, Confidentiality and Non-Solicitation Agreement. Please return this document within ten (10) days hereof (a return envelope has been provided for your convenience). Your offer for employment is also conditioned upon your representation that you do not have any post-employment obligations (contractual or otherwise) that would limit in any respect your employment with Office Depot and your contemplated duties or otherwise subject Office Depot to liability for breach of any such obligations. Your acceptance of employment shall constitute your affirmation of the foregoing representation.
Employment at Will/Severance: All employment with Office Depot is at will, and nothing herein shall be construed to constitute an employment agreement or deemed a guarantee of continued employment. In the event that you are terminated due to no fault of your own, you will be entitled to receive (a) eighteen (18) months of your annual base salary determined at the time of separation, (b) eighteen (18) months of the monthly COBRA premium for the type of coverage you may have under the Office Depot group health plan (e.g., family coverage) at the time of termination, (c) a pro-rata bonus for the year in which the termination occurs calculated at the earned rate paid to you at the normal payment time for other participants in the Plan subject to IRS section 409A restrictions, and (d) a bonus calculated at “target” under the Plan for the calendar year prior to the year of termination to the extent unpaid at the date of termination (collectively, the “Severance Payment”). The Severance Payment, less applicable taxes and other deductions required by law, will be paid in equal installments during normal pay periods over an eighteen (18) month period unless otherwise provided herein or required by law; provided, however, that the Severance Payment is expressly conditioned upon your execution of a release in favor of Office Depot, Inc., its affiliates, successors and assigns, and your compliance with the covenants contained in said release. Unless otherwise agreed to in writing by Office Depot, the Severance Payment shall be in lieu of any severance payment or benefit under any Office Depot severance plan, policy, program or practice (whether written or unwritten) and, therefore, the Severance Payment shall be the exclusive source of any severance benefits. In addition, on or about your start date, you will be provided a Change In Control Agreement which provides for severance in the event that you are involuntarily terminated following a Change in Control, as defined therein.
Office Depot is required to verify your eligibility to work in the United States. Accordingly, on your first day of work at Office Depot, you must complete an Employment Eligibility Verification Form and provide original documentation establishing your identity and employment eligibility. The List of Acceptable Documents for this purpose is enclosed for your reference.
If you fail to provide the necessary documentation to establish your identity and eligibility to work in the United States by the close of business of your second day of work, you will not be permitted to work at Office Depot.
Enclosed is the Drug Test Chain of Custody form you must take to the lab. The lab will fill out the form for you. Be sure to take a photo ID with you.

Call ChoicePoint at 800-939-4782 and provide your zip code in order to ascertain the collection site that is most convenient for you. Please let ChoicePoint know that you have a Quest Diagnostics lab sheet, in order to be directed to the correct lab.
Mike, we are excited to have you join management as Executive Vice President & Chief Financial Officer. I look forward to your response as soon as practicable.
Sincerely,

/s/ Steve Odland
Steve Odland
Chairman & Chief Executive Officer

Agreed to and Accepted by:

/s/ Michael D. Newman Michael D. Newman	Date

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